Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES

APPOINTMENT OF MARIA COMFORT AS

PRESIDENT AND CHIEF MERCHANDISE

OFFICER OF WET SEAL DIVISION

FOOTHILL RANCH, CA, July 31, 2008 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced the appointment of Maria Comfort as President and Chief Merchandise Officer for its Wet Seal division. She will join Wet Seal on August 25, 2008.

In her merchandising career spanning more than 25 years, Maria has held a broad range of leadership roles, including President of the 9 & Co. division of Nine West Group and Executive Vice President for Giorgio Armani Corp. Maria’s experience also included a role as Merchandising Vice President for teen retailer Contempo Casuals prior to its acquisition by Wet Seal. Most recently, Maria served as a Chief Merchandising Officer for Hot Topic.

Ed Thomas, Chief Executive Officer for The Wet Seal, Inc., commented: “I am extremely pleased to have Maria joining the Wet Seal team. Maria brings a tremendous wealth of merchandising and organizational leadership skills to our Company. Her passion for, and experience in, young women’s apparel and accessories make Maria the ideal leader to build upon the Wet Seal division’s recent success.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of July 5, 2008, the Company operated a total of 496 stores in 47 states, the District of Columbia and Puerto Rico, including 402 Wet Seal stores and 94 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.